SECOND AMENDMENT TO ASSET TRANSFER AGREEMENT

This **SECOND AMENDMENT TO ASSET TRANSFER AGREEMENT**, dated as of August 31, 2011, is entered into by **SEVEN ARTS ENTERTAINMENT INC.** (hereinafter referred to as "Seven Arts") and **SEVEN ARTS PICTURES PLC** (hereinafter referred to as "Company").

WHEREAS: pursuant to the terms of the Asset Transfer Agreement dated as of June 11, 2010 ("Asset Transfer Agreement"), Seven Arts was obligated to issue one of its shares for each share of Company as consideration for the assets transferred pursuant to the Asset Transfer Agreement.

WHEREAS: Securities and Exchange Commission has questioned whether or not through acceptance of the Asset Transfer Agreement Seven Arts has made an "offer" to the shareholders of Company to acquire the shares of common stock of Seven Arts. Seven Arts had no intention to make such an offer except in any manner consistent with Federal securities laws and approved by the Securities and Exchange Commission.

NOW, THEREFORE, for good and valued consideration, receipt of which is hereby acknowledged, Company and Seven Arts agree:

1. <u>Amendment of Asset Transfer Agreement</u>.

A. Seven Arts has received the acquiescence of the Securities and Exchange Commission ("SEC") to Seven Arts' advice and notice to the SEC to issue one share of its Common Stock for each Ordinary Shares of Company as an exempted offering under the applicable securities laws and regulations interpreted and enforced by the SEC and approval of NASDAQ for such issuance.

B. Attached as Exhibit A hereto is the report on Form 8-K filed by Seven Arts with the SEC confirming the issuance of one share of Common Stock of SAE for each Ordinary Share of Company (the "Public Issuance").

C. Company had obtained the approval of its shareholders at its Annual General Meeting on May 10, 2011 for a 5 to 1 reverse split ("Revenue Split") of its Ordinary Shares. As a result, Company and Seven Arts agree that the intent and purpose of the Asset Transfer Agreement was that only 2,000,000 shares of Common Stock of Seven Arts be issued in satisfaction of the terms of the Asset Purchase Agreement in lieu of the 10,000,000 shares of Common Stock authorized by the Board of Directors of Seven Arts on January 28, 2011, to take account of the Reverse Split.

D. Company and Seven Arts agree that the Public Issuance and the issuance of 2,000,000 shares of Common Stock of Seven Arts to Company shall constitute full and complete

performance by Seven Arts of payment of the consideration due pursuant to the Asset Purchase Agreement

2. Miscellaneous.

2.1 Further Assurances. The parties hereto agree to promptly do, make, execute, deliver or cause to be done, made, executed or delivered all such further acts, documents and things as may reasonably be required for the purpose of giving full force and effect to this Agreement, whether or not after the execution hereof.

2.2 No Waiver. The failure at any time to require performance of any provision of this Agreement shall not affect the full right to require such performance at any later time. The waiver of a breach of any provision shall not constitute a waiver of the provision of any succeeding breach.

2.3 Severability. Should any provision of this Agreement be held to be invalid, the remainder of this Agreement shall be effective as though such invalid provision had not been contained in this Agreement.

2.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all which together shall constitute one agreement.

2.5 Effective Agreement. The transaction of transfer, assignment and assumption as contemplated herein shall be effective upon the execution hereof without further act or formality.

2.6 Inurement. This Agreement shall endure to the benefit of and be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized officers, as of the date first written above.

SEVEN ARTS PICTURES PLC.

By: Elaine New

Its: DIRECTOR

SEVEN ARTS ENTERTAINMENT INC.

By: [signature]

Its: CEO